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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[X] Check this box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

================================================================================
1. Name and Address of Reporting Person*

    Halis              Jeffrey                    S.
--------------------------------------------------------------------------------
   (Last)               (First)                 (Middle)

    500 Park Avenue, 5th Floor
--------------------------------------------------------------------------------
                                    (Street)

    New York              NY                       10022
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   (City)               (State)                 (Zip)


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2. Issuer Name and Ticker or Trading Symbol

   PriceSmart, Inc. (PSMT)

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3. IRS or Social Security Number of Reporting Person (Voluntary)


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4. Statement for Month/Year

   July 1998 - Voluntary
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5. If Amendment, Date of Original (Month/Year)


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6. Relationship of Reporting Person to Issuer
   (Check all applicable)

   [ ]   Director                             [   ]   10% Owner
   [ ]   Officer (give title below)           [   ]   Other (specify below)



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7.  Individual or Joint/Group Filin (Check Applicable Line)

    [X ] Form filed by One Reporting Person
    [  ] Form filed by More than One Reporting Persion

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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock (1)                                                                                  516,875          I     By partner-
                                                                                                                         ships  and
                                                                                                                         corpora-
                                                                                                                         tions(2)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock (1)                                                                                    1,250          D
------------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------- -------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------


====================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly

* If form filed by more than one reporting person, see Instruction 4(b)(v).

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    of                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Explanation  of  Responses:

(1) Jeffrey S. Halis is filing this Form 4 voluntarily to report that, effective as of July 21, 1998, he is no longer a director of PriceSmart, Inc. No transactions are required to be reported on this Form 4. All information reported in Table I of this Form 4 has been previously reported by Mr. Halis.

(2) As previously reported: 308,525 of the shares reported herein are owned by Tyndall Partners, L.P., a Delaware limited partnership; 128,925 of the shares reported herein are owned by Tyndall Institutional Partners, L.P., a Delaware limited partnership; 49,625 of the shares herein are owned by Madison Avenue Partners, L.P., a Delaware limited partnership; and 29,800 of the shares reported herein are owned by Halo International, Ltd., a company organized under the laws of the Cayman Islands. Mr. Halis possesses sole voting and investment control over all securities owned by Tyndall Partners, L.P., Tyndall
Institutional Partners, L.P., Madison Avenue Partners, L.P. and Halo International, Ltd., respectively. In addition, Mr. Halis possesses sole voting and investment control over the securities owned by him individually.


/s/ Jeffrey S. Halis                               July 28, 1998
________________________________                   ______________
 **Signature of Reporting Person                       Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedures.

       Potential persons who are to respond to the collection of information contained in this form are not required unless the form displays a currently valid OMB Number